Exhibit 99.1

Exhibit 99.1 mailto:spurtell@sftp.com
Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Record Second Quarter and First-Half Revenue for Six Flags

Second Quarter Record for Earnings with EPS Up 7 Percent

GRAND PRAIRIE, Texas — July 24, 2019 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that revenue for the second quarter of 2019 increased $32 million or 7 percent from the second quarter of 2018 to $477 million. The revenue growth resulted primarily from an 8 percent increase in attendance to 10.5 million guests and a 14 percent increase in sponsorship, international agreements and accommodations revenue, which included a $7.5 million settlement related to the company’s discontinued project in Dubai, offset by a 1 percent decrease in guest spending per capita. Adjusting for the nearly 200,000 guest visits that occurred during the second quarter versus the first quarter due to the later timing of Easter in 2019 versus 2018, second quarter 2019 attendance grew by 538,000 guests or 6 percent.

Net income1 for the quarter increased $5 million or 7 percent, and diluted earnings per share increased 7 percent to $0.94, primarily due to revenue growth resulting from higher attendance and the company’s international agreements, partially offset by two months of additional expenses for the five parks the company added on June 1, 2018. Adjusted EBITDA2 in the second quarter 2019 increased $9 million or 6 percent to a record $180 million.

“I am very pleased with our continued strong momentum, especially with the execution of our premium-priced membership program,” said Jim Reid-Anderson, Chairman, President and CEO. “I am confident 2019 will be the tenth consecutive record year for our shareholders as we continue to innovate and deliver on our five-pillar strategy to drive our business toward achieving our aspirational goal of $750 million of Modified EBITDA3 by 2021.”

Total guest spending per capita for the second quarter of 2019 was $42.27, a decrease of $0.36 or 1 percent compared to the second quarter of 2018. Admissions per capita decreased 2 percent to $24.03, and in-park spending per capita increased 1 percent to $18.24. The increase in per capita spending that would have resulted from ticket price gains and premium-priced membership sales was offset by lower per capita spending of the five domestic parks the company began operating on June 1, 2018, which had more operating days and attendance in the second quarter of 2019 than the prior year period; lower guest spending per capita at a sixth domestic park in Rockford, Illinois, which the company began operating in April 2019; and the dilutive impact of a higher mix of season pass and member attendance.

For the first six months of 2019, revenue was $605 million, a 5 percent increase compared to the prior year period, driven primarily by a 5 percent increase in attendance and a 14 percent increase in sponsorship, international agreements and accommodations revenue. The company had net income of $10 million and diluted earnings per share of $0.12 for the first six months of 2019, compared to net income of $12 million and diluted earnings per share of $0.14 for the same period in 2018. Adjusted EBITDA was $148 million for the first six months of 2019, a decrease of 2 percent compared to the prior year period due to incremental costs to lease, rebrand, and fund the incremental carrying costs related to the five additional parks and, to a lesser extent, the park in Rockford, Illinois.

Attendance for the first six months of 2019 grew to 12.7 million guests or 5 percent compared to the first six months of 2018. The increase in attendance was driven primarily by the six new domestic parks and a 2 percent year-over-year increase in the company’s Active Pass Base, which represents the total number of guests who are enrolled in the company’s membership program or who have a season pass. Guest spending per capita increased $0.03 to $43.33 for the first six months of 2019, with admissions per capita decreasing 1 percent to $25.13 and in-park spending per capita increasing 1 percent to $18.20.

The company’s success in upgrading guests from single day tickets and season passes to premium-priced memberships resulted in the number of memberships in the Active Pass Base increasing more than 25 percent as of June 30, 2019, versus the comparable prior year period. Members are the company’s most loyal and valuable guests, with improved retention rates and higher revenue, especially from the premium tiers, compared to traditional season passes.

Deferred revenue of $235 million as of June 30, 2019, increased by $8 million or 4 percent compared to June 30, 2018, due to increased sales of new memberships and all season dining passes and incremental deferred revenue associated with the company’s international development agreements, offset by a higher mix of longer-tenured members versus last year.

In the first half of 2019, the company invested $95 million in new capital projects, net of insurance recoveries, and paid $138 million in dividends, or $0.82 per common share per quarter. The authorized share repurchase amount available as of June 30, 2019, was $232 million. Net Debt as of June 30, 2019, calculated as total reported debt of $2,278 million less cash and cash equivalents of $114 million, was $2,164 million, representing a 3.9 times Adjusted EBITDA net leverage ratio.

Conference Call

At 8:00 a.m. Central Time today, July 24, 2019, the company will host a conference call to discuss its second quarter 2019 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through August 2, 2019 and requesting conference ID 7574889.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements and planned initiatives in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our dividend policy and ability to pay dividends on our common stock, (v) the effect of and cost and timing of compliance with newly enacted laws, regulations and accounting policies, (vi) our ability to realize future growth and execute and deliver on our strategic initiatives, (vii) our expectations regarding uncertain tax positions, (viii) our expectations regarding our deferred revenue growth, (ix) our operations and results of operations, and (x) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; accidents occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements and ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)

Net income is defined as net income available to the company net of income attributable to non-controlling interests and is consistent with Net income attributable to Six Flags Entertainment Corporation in the accompanying financial statements.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(3)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Park admissions	$252,508	$240,471	$318,588	$306,792	$821,860	$775,206
Park food, merchandise and other	191,655	176,055	230,633	218,301	565,859	537,711
Sponsorship, international agreements and accommodations	33,047	28,894	56,182	49,291	107,007	98,641
Total revenues	477,210	445,420	605,403	574,384	1,494,726	1,411,558
Operating expenses (excluding depreciation and amortization shown separately below)	178,348	163,964	292,870	266,464	601,130	538,881
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	56,170	52,750	92,389	89,135	182,106	182,438
Costs of products sold	43,513	39,520	53,788	49,983	125,608	115,287
Other net periodic pension benefit	(1,055)	(1,277)	(2,110)	(2,554)	(4,725)	(4,184)
Depreciation	28,674	27,309	57,144	55,327	115,063	111,719
Amortization	601	612	1,204	1,223	2,428	2,389
Stock-based compensation	3,553	16,036	7,444	20,589	(59,829)	1,207
(Gain) loss on disposal of assets	(690)	254	446	2,165	160	3,797
Interest expense, net	29,572	27,480	57,920	53,365	111,798	104,218
Loss on debt extinguishment	6,231	—	6,231	—	6,231	7
Other (income) expense, net	(1,278)	354	(1,705)	2,289	(486)	2,895
Income before income taxes	133,571	118,418	39,782	36,398	415,242	352,904
Income tax expense	33,675	23,913	9,018	4,238	100,635	21,801
Net income	99,896	94,505	30,764	32,160	314,607	331,103
Less: Net income attributable to noncontrolling interests	(20,377)	(20,003)	(20,377)	(20,003)	(40,381)	(39,608)
Net income attributable to Six Flags Entertainment Corporation	$79,519	$74,502	$10,387	$12,157	$274,226	$291,495

Weighted-average common shares outstanding:
Basic:	84,288	83,666	84,207	84,059	84,174	84,304
Diluted:	84,868	85,072	84,882	85,489	85,094	85,779

Net income per average common share outstanding:
Basic:	$0.94	$0.89	$0.12	$0.14	$3.26	$3.46
Diluted:	$0.94	$0.88	$0.12	$0.14	$3.22	$3.40

Balance Sheet Data
					As of
(Amounts in thousands)				June 30, 2019		December 31, 2018
Cash and cash equivalents					$113,798	$44,608
Total assets					2,938,066	2,517,328

Deferred revenue					235,109	146,227
Short-term borrowings					—	43,000
Current portion of long-term debt					8,000	—
Long-term debt					2,269,761	2,063,512

Redeemable noncontrolling interests					545,386	525,271

Total stockholders' deficit					(749,807)	(643,093)

Shares outstanding					84,335	83,962

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three, six and twelve months ended June 30, 2019 and June 30, 2018:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$99,896	$94,505	$30,764	$32,160	$314,607	$331,103
Income tax expense	33,675	23,913	9,018	4,238	100,635	21,801
Other (income) expense, net	(1,278)	354	(1,705)	2,289	(486)	2,895
Loss on debt extinguishment	6,231	—	6,231	—	6,231	7
Interest expense, net	29,572	27,480	57,920	53,365	111,798	104,218
(Gain) loss on disposal of assets	(690)	254	446	2,165	160	3,797
Amortization	601	612	1,204	1,223	2,428	2,389
Depreciation	28,674	27,309	57,144	55,327	115,063	111,719
Stock-based compensation	3,553	16,036	7,444	20,589	(59,829)	1,207
Impact of Fresh Start valuation adjustments(2)	—	4	—	7	11	28
Modified EBITDA(3)	200,234	190,467	168,466	171,363	590,618	579,164
Third party interest in EBITDA of certain operations(4)	(20,377)	(20,003)	(20,377)	(20,003)	(40,381)	(39,608)
Adjusted EBITDA(3)	$179,857	$170,464	$148,089	$151,360	$550,237	$539,556

Weighted-average common shares outstanding – basic:	84,288	83,666	84,207	84,059	84,174	84,304

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three, six and twelve months ended June 30, 2019 and June 30, 2018:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net cash provided by operating activities	$167,020	$157,498	$126,197	$134,691	$404,638	$446,892
Changes in working capital	(2,918)	2,960	(20,069)	(25,044)	55,645	13,189
Interest expense, net	29,572	27,480	57,920	53,365	111,798	104,218
Income tax expense	33,675	23,913	9,018	4,238	100,635	21,801
Amortization of debt issuance costs	(865)	(1,004)	(1,872)	(1,966)	(3,885)	(3,886)
Other (income) expense, net	(40)	(1,245)	(384)	(1,219)	5,648	(5,239)
Interest accretion on notes payable	(326)	(335)	(664)	(670)	(1,338)	(1,336)
Changes in deferred income taxes	(25,884)	(18,804)	(1,680)	7,961	(82,534)	3,497
Impact of Fresh Start valuation adjustments(2)	—	4	—	7	11	28
Third party interest in EBITDA of certain operations(4)	(20,377)	(20,003)	(20,377)	(20,003)	(40,381)	(39,608)
Capital expenditures, net of property insurance recovery	(47,666)	(48,050)	(95,125)	(90,533)	(137,716)	(128,029)
Cash paid for interest, net	(28,307)	(21,032)	(59,733)	(50,654)	(106,590)	(99,117)
Cash taxes(5)	(12,097)	(7,838)	(17,407)	(14,832)	(32,584)	(23,446)
Adjusted Free Cash Flow(6)	$91,787	$93,544	$(24,176)	$(4,659)	$273,347	$288,964

Weighted-average common shares outstanding – basic:	84,288	83,666	84,207	84,059	84,174	84,304

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)

Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.

(3)

“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(5)

Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal federal cash taxes for the next two years.

(6)

Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.